Exhibit 99.4

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS

May 26, 2021

Sustainable Opportunities Acquisition Corp.

1601 Bryan Street, Suite 4141

Dallas, Texas 75201

Sustainable Opportunities Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company (to be renamed TMC the metals company Inc.), such appointment to commence immediately after the effective time of the arrangement described in the proxy statement/prospectus.

Sincerely,

/s/ Sheila Khama
Sheila Khama